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                                                                      EXHIBIT 21

                        LIST OF SIGNIFICANT SUBSIDIARIES


APS Healthcare Holdings, Inc., a Delaware corporation

APS Healthcare Bethesda, Inc., an Iowa corporation

APS Healthcare Northwest, Inc., a Montana corporation

APS Healthcare Southwest, Inc., an Arizona corporation

APS Healthcare Puerto Rico, Inc., a Puerto Rico corporation